EXHIBIT 99.1

CONTACT:	Greg Petersen 804 Las Cimas Parkway, Suite 200 Austin, Texas 78746 (512) 328-2300

June 24, 2003 - AUSTIN, TEXAS. Cooperative Computing, Inc. announced today an amendment to its tender offer and consent solicitation with respect to its 9% Senior Subordinated Notes due 2008 (CUSIP No. 216845 AC 1). The text of the amendment is set forth below:

AMENDMENT NO. 1 TO OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT

COOPERATIVE COMPUTING, INC.

Offer to Purchase for Cash
Any and All of Its Outstanding
$100,000,000 9% Senior Subordinated Notes due 2008
(CUSIP No. 216845 AC 1)
and
Solicitation of Consents to Proposed Amendments to the Related Indenture

Reference is made to that certain Offer to Purchase and Consent Solicitation Statement dated as of May 30, 2003 (the “Offer to Purchase”) of Cooperative Computing, Inc., a Delaware corporation (“CCI”). Capitalized terms used in this Amendment No. 1 to Offer to Purchase and Consent Solicitation Statement (this “Amendment”) and not otherwise defined shall have the meaning given such terms in the Offer to Purchase.

The Offer to Purchase is being modified to provide that if (i) the Minimum Tender Condition, the Financing Condition and the General Conditions are satisfied, (ii) CCI has received the Requisite Consents and (iii) CCI and the Trustee execute the Supplemental Indenture, all Holders will receive the Consent Payment on the Payment Date, whether or not they have tendered their Notes pursuant to the Offer (and, in the case of Notes tendered pursuant to the Offer, whether or not such Notes were tendered prior to the Consent Date).

Other than as modified in this Amendment, the terms and conditions of the Offer and Consent Solicitation remain unchanged.

If the Proposed Amendments become effective, Holders who do not tender Notes will no longer be entitled to certain covenants and events of default in the Indenture. The Offer is scheduled to expire at 11:59 P.M., New York City time, on Thursday, June 26, 2003, unless extended.

June 24, 2003